UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Cummins Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CUMMINS INC.

500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Cummins Inc. will be held at the Company’s Technical Center located at 1900 McKinley Avenue, Columbus, Indiana, on Tuesday, May 10, 2005, at 11:00 a.m., local time, for the following purposes:

1.                to elect eight directors of the Company for the ensuing year;

2.                to ratify the appointment of PricewaterhouseCoopers LLP as auditors for the year 2005;

3.                to consider and act upon a shareholder proposal regarding the Company's business practices in the People’s Republic of China.

4.                to transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of Common Stock of the Company of record at the close of business on March 21, 2005 are entitled to notice of and to vote at the meeting.

Shareholders of Common Stock who do not expect to be present in person at the meeting are urged to complete, sign and date the enclosed proxy and return it promptly to the undersigned in the envelope provided.

The proxy may be revoked by the shareholder giving it at any time before the voting. Any shareholders entitled to vote at the meeting who attend the meeting will be entitled to cast their votes in person.

MARYA M. ROSE,
Secretary

April 7, 2005

CUMMINS INC.
500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005
PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Cummins Inc. (the “Company” or “Cummins”) of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 10, 2005, and at any adjournment thereof (the “Annual Meeting”). This proxy statement, together with the enclosed proxy, is first being mailed to the shareholders of the Company on or about April 7, 2005.

Holders of the Company’s Common Stock of record at the close of business on March 21, 2005 are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 46,367,138 shares of Common Stock, each of which is entitled to one vote.

Each share of Common Stock represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the instructions indicated on that proxy, unless such proxy has been previously revoked. If no instructions are indicated on a signed proxy, the shares represented by such proxy will be voted as recommended by the Board of Directors.

A shareholder may revoke the proxy at any time before it is voted by delivering to the Secretary of the Company written notice of such revocation. This notice must include the number of shares for which the proxy had been given and the name of the shareholder of such shares as it appears on the stock certificate(s) evidencing ownership of such shares. In addition, any shareholder who has executed a proxy but is present at the Annual Meeting will be entitled to cast its vote in person instead of by proxy, thereby canceling the previously executed proxy.

PRINCIPAL SECURITY OWNERSHIP

The following table identifies those shareholders known to the Company to be the beneficial owners of more than five percent of the Common Stock of the Company and shows as to each such shareholder as of December 31, 2004 (i) the number of shares beneficially owned by such shareholder(s) and the nature of such beneficial ownership and (ii) the percentage of the entire class of Common Stock so beneficially owned:

	Amount and Nature of Beneficial Ownership		Percent of Class
FMR Corporation 82 Devonshire Street Boston, MA 02109	3,129,921	(1)	6.75%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	2,857,090	(2)	6.16%
Lord, Abbett & Co. 90 Hudson St. Jersey City, NJ 07302	2,653,263	(3)	5.72%
LVS Asset Management 1 N. Wacker Drive, Suite 4000 Chicago, IL 60606	2,545,362	(4)	5.49%

(1)          The source of this information is a Schedule 13G/A dated February 14, 2005 disclosing beneficial ownership by FMR. FMR states in its 13G/A that it has sole investment power for all of the shares, sole voting power for 844,121 shares and no shared investment or voting power.

(2)          The source of this information is a Schedule 13G/A dated February 9, 2005 disclosing beneficial ownership by Capital Research and Management Company. The number of shares reported includes 1,157,090 shares resulting from the assumed conversion of 1,100,000 shares of 7% Cummins Capital Trust I Convertible Preferred. The 13G/A states that Capital has sole investment power for all of the shares and no voting power with respect to any of the shares.

(3)          The source of this information is a Schedule 13G/A dated February 2, 2005 disclosing beneficial ownership by Lord, Abbett. The 13G/A states that Lord, Abbett has sole voting and investment powers with respect to the shares.

(4)          The source of this information is a Schedule 13G dated February 10, 2005 disclosing beneficial ownership by LVS Asset Management. LVS states in its 13G that it has sole investment power for 2,488,662 of the shares, sole voting power for 1,844,962 and no shared investment or voting power.

ELECTION OF DIRECTORS

(Item 1)

It is intended that votes will be cast pursuant to the accompanying proxy for the election of the eight nominees listed in the following table, all of whom are presently directors of the Company. All directors will serve for the ensuing year and until their respective successors are elected and qualified. A shareholder may withhold authority from such shareholder’s proxy to vote for the election of any or all of the nominees.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If, for any reason, one or more of such persons should be unable to serve, it is intended that votes will be cast for a substitute nominee or nominees designated by the Board of Directors unless the Board of Directors decides to reduce the number of directors.

The names of the nominees for directors, together with certain information regarding them, are set forth in the table. Biographical sketches of these nominees, which include their business experience during the past five years and directorships of other corporations, are provided on pages 28 through 30 of this proxy statement.

Name and Occupation	Age	First Year Elected a Director	Amount and Nature of Beneficial Ownership as of Dec. 31, 2004(1)		Percent of Class	Stock Units Held as of Dec. 31, 2004(2)	Total
Robert J. Darnall	66	1989	8,239		*	3,318	11,557
Retired Chairman and Chief Executive Officer of Inland Steel Industries, basic steel manufacturer, processor and distributor
John M. Deutch	67	1997	8,866	(3)	*	0	8,866
Institute Professor, Massachusetts Institute of Technology
Alexis M. Herman	58	2001	3,668		*	0	3,668
Chairman and Chief Executive Officer of New Ventures, Inc., independent consulting firm
William I. Miller	48	1989	29,503	(4)	*	827	30,330
Chairman, Irwin Financial Corporation,, financial services company
Georgia R. Nelson	55	2004	768		*	0	768
President of Midwest Generation EME, LLC, wholesale generator of electricity
Theodore M. Solso	58	1994	195,838	(5)	*	0	195,838
Chairman and Chief Executive Officer of Cummins
Carl Ware	61	2004	650		*	0	650
Retired Executive Vice President, Public Affairs and Administration, The Coca-Cola Company
J. Lawrence Wilson	69	1990	19,195		*	3,524	22,719
Retired Chairman and Chief Executive Officer, Rohm and Haas Company, specialty chemical manufacturing

*                     Less than 1%

(1)             Except as indicated, the voting and investment powers of the shares listed are held solely by the reported owner.

(2)             Compensatory stock units payable only in cash. The value of each unit is equal to the value of one share of the Company’s Common Stock. See director retirement plan discussion on page 7.

(3)             Includes 300 shares that are held by Mr. Deutch’s spouse.

(4)             Includes 837 shares that are held in a trust fund for Mr. Miller’s children.

(5)             Includes 30,800 shares which Mr. Solso has the right to acquire within the next 60 days through the exercise of stock options. Also included are 58,512 shares that are held by Mr. Solso’s spouse.

Directors will be elected by a plurality of the votes cast. Votes cast for a nominee and, if no contrary instructions are indicated on a signed proxy, the shares represented by such proxy will be voted for a nominee. Abstentions, broker non-votes and instructions on a signed proxy withholding a vote will result in a nominee receiving fewer votes. However, the number of votes otherwise cast for the nominee will not be affected by such actions.

The Board of Directors and Its Committees

The Board is composed of a majority of directors who qualify as independent directors (“Independent Directors”) pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the New York Stock Exchange.

In determining independence, each year the Board affirmatively determines whether directors have no “material relationship” with the Company. When assessing the “materiality” of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. Independence means (1) not being an employee of the Company within the past five years; (2) not personally receiving or having an immediate family member who receives more than $100,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation; (3) not being employed, or having an immediate family member employed as an executive officer of another company where any current executive officer of Cummins Inc. serves on that company’s compensation committee; (4) not being employed by or affiliated with or having an immediate family member employed by or affiliated with a present or former internal or external auditor of the Company within the three previous years; and (5) not being a director who is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from the Company for property or services in an amount which exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

Applying these standards, the Board has determined that all Directors, except Mr. Solso, Chief Executive Officer of the Company, qualify as independent.

The Board of Directors held five (5) meetings during 2004. All of the directors attended 75% or more meetings of the Board and Committees on which they served. The non-employee members of the Board also met periodically in executive session without management present as part of the regular meetings. Until his retirement from the Board in April, Franklin A. Thomas presided over these sessions and J. Lawrence Wilson, the Company’s current Lead Director, presided thereafter.

Under the Company’s Corporate Governance Principles, which are available on the Company’s website <http://www.cummins.com>, the Board of Directors has established seven standing committees. These Principles describe in detail how the Board must conduct its oversight responsibilities in representing and protecting the Company’s stakeholders. The functions performed by certain of these committees and the members of the Board of Directors currently serving on these committees are as follows:

Audit Committee.   The members of the Audit Committee are R. J. Darnall (Chairman), A. M. Herman, G. R. Nelson, W. D. Ruckelshaus, C. Ware, and J. L. Wilson. All members are Independent Directors. The Board of Directors has determined that Mr. Darnall and Mr. Wilson are

“audit committee financial experts” for purposes of the SEC’s rules. The Committee reviews the accounting and auditing principles and procedures of the Company. The Audit Committee reviews the scope, timing, and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. It also monitors the independence and performance of the external and internal auditors. The Audit Committee met eleven (11) times in person or telephonically during 2004. The current Charter of the Audit Committee, as adopted by the Board of Directors, is available on the Company’s website.

Compensation Committee.   The members of the Compensation Committee are W. D. Ruckelshaus (Chairman), R. J. Darnall, A. M. Herman, and J. L. Wilson. All members are Independent Directors. The Compensation Committee administers and determines eligibility for and makes awards under the Company’s stock option and other stock incentive plans. The Committee also reviews and evaluates the Company’s executive compensation standards and practices, including salaries, bonus distributions, deferred compensation practices and participation in stock purchase plans. The Compensation Committee met five (5) times during 2004. The current Charter of the Compensation Committee, as adopted by the Board of Directors, is available on the Company’s website.

Governance and Nominating Committee.   The members of the Governance and Nominating Committee are J. Lawrence Wilson (Chairman), R. J. Darnall, A. M. Herman, W. I. Miller, Georgia R. Nelson, W. D. Ruckelshaus and Carl Ware. All members are Independent Directors. The Governance and Nominating Committee reviews and makes recommendations to the Board with respect to membership, size, composition, procedures and organization of the Board of Directors. The Committee also evaluates the Chief Executive Officer’s performance and monitors meeting attendance of Board members. The Committee uses its network of contacts to identify potential Director candidates, but may also engage, if it deems appropriate, a professional search firm. This Committee will also consider shareholders’ recommendations of nominees for election to the Board of Directors. Shareholder recommendations, including biographical information as to the proposed candidate and a statement from the shareholder as to the qualifications and willingness of such person to serve on the Company’s Board of Directors, must be submitted in writing to the Secretary of the Company in accordance with the procedures established in the Company’s By-Laws. The Committee has not rejected a candidate recommended by any shareholder during the preceding year.

As required by the Corporate Governance Principles, the Committee must recommend directors such that the Board is comprised of a majority of independent directors and possesses a variety of experience and background, including those who have substantial experience in the business community, those who have substantial experience outside the business community such as public, academic or scientific experience, and those who will represent the stakeholders as a whole rather than special interest groups or constituencies. In particular, as it considers possible directors the Committee will seek out candidates who represent the diverse perspectives of all people. Each director will be chosen without regard to gender, race, religion, national origin or sexual orientation. The Committee will consider potential directors who demonstrate the attributes of the Company’s core values: integrity, corporate responsibility, diversity, global involvement, innovation, and delivering superior results. Each candidate should have sufficient time available to devote to the affairs of the Company and be free of any conflict of interest that would violate any applicable law or regulation, or interfere with the proper performance of his or her responsibilities, and also should possess substantial and significant experience that would be of particular importance to the Company in the performance of his or her duties as a director. The Committee does not intend to alter the manner in which it evaluates candidates, including the foregoing criteria, based on whether the candidate was recommended by a shareholder or not.

The Governance and Nominating Committee met five (5) times during 2004. The current By-Laws and Charter of the Governance and Nominating Committee, as adopted by the Board of Directors, are available on the Company’s website.

Executive Committee.   The members of the Executive Committee are T. M. Solso (Chairman), W. I. Miller and J. L. Wilson. The Executive Committee is authorized to exercise the powers of the Board of Directors in the management and direction of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee did not meet during 2004, but took action by unanimous written consent once during the year.

Other Committees.   In addition to the Committees described above, the Board of Directors has established the following committees: Finance Committee (W. I. Miller (Chairman), R. J. Darnall, J. M. Deutch, G. R. Nelson, Carl Ware and J. L. Wilson); Proxy Committee (J. L. Wilson (Chairman) and W. I. Miller); and Technology and Environment Committee (J. M. Deutch (Chairman), A. M. Herman, W. I. Miller, G. R. Nelson, W. D. Ruckelshaus, and C. Ware). The current Charters of the Finance and Technology and Environment Committees, as adopted by the Board of Directors, are also available on the Company’s website.

Communication with the Board of Directors.   Shareholders and other interested parties may communicate with the Board of Directors, including the Lead Director and other non-management directors, by sending written communication to the directors c/o the Company’s Secretary, 500 Jackson Street, Mail Code 60903, Columbus, Indiana 47201. All such communications will be reviewed by the Secretary, or his or her designee, to determine which communications will be forwarded to the directors. All communications will be forwarded except those that are related to Company products and services, are solicitations, or otherwise relate to improper or irrelevant topics, as determined in the sole discretion of the Secretary, or his or her designate.

The Secretary shall maintain and provide copies of all such communications, received and determined to be forwarded, to the Governance and Nominating Committee in advance of each of its meetings and report to the Committee on the number and nature of communications that were not determined to be forwarded.

The Company has a practice of requiring all directors standing for election at an Annual Meeting of Shareholders to attend such meeting. All Directors standing for election at the 2004 Annual Meeting of Shareholders were present.

Director Compensation and Benefits.   Each director who is not an officer of the Company currently receives an annual fee of $94,000, $47,000 of which is paid in cash and $47,000 of which is paid in the form of restricted Common Stock. Each non-officer director also receives $1,000 for each special meeting of the Board of Directors attended. Committee chairmen (other than of the Audit, Compensation, Executive or Proxy Committee) receive an additional annual fee of $5,000. The Audit Committee Chairman receives an additional $10,000 annual fee, and the Compensation Committee Chairman receives an additional $7,500 annual fee. Committee members also receive $1,000 for attending a Committee meeting (other than a meeting of the Executive Committee) that is not held in connection with a regular or special meeting of the Board of Directors. The Company’s Lead Director receives an additional annual fee of $7,500.

Directors may not dispose of the shares of restricted stock they are awarded in payment of one-half of their annual retainer fees for a specified restriction period. This restriction period will be three years for the shares to be awarded during 2005. Also, each non-employee director will be required to maintain direct ownership of shares of Common Stock equal to or greater in value to three (3) times his or her annual retainer fee. This ownership requirement must be achieved by 2010 for directors who were first elected prior to 2004. Directors first elected after 2003 must comply with the requirement within six (6) years of becoming a member of the Board.

As the Director with the greatest technical expertise, the Company feels it is important and appropriate that the Chairperson of the Technology and Environment Committee provide technical consulting services to and spend at least one day per quarter with the Company’s senior technical managers to exercise Board oversight and collaborate with them on the Company’s technical research, development and application strategies. The Chairperson has historically also served as Chairperson of the Company’s Science and Technology Advisory Council consisting of distinguished academic, research and other members of the scientific community, who regularly advise senior executive management and the full Board on the direction and implications of developments in science, technology and environmental issues that may have applicability to the Company’s current and future business goals and objectives. For these services, in addition to Board, Committee and Committee Chair fees as described above, as Chairman of the Technology and Environment Committee, Director nominee John Deutch was paid $58,875 during 2004, consisting of $30,000 for consulting and $28,875 for his services on the Council. Depending on the number of Council meetings attended by Dr. Deutch during 2005, the amount of additional fees payable for his services in 2005 could exceed $60,000.

As part of the Company’s overall support of charitable and educational institutions and as an aid in attracting and retaining qualified directors, the Company has established the Cummins Inc. Charitable Bequest Program in which all directors first elected prior to 2004 participate. Following the death of a director, the Company will donate ten equal annual installments of $100,000 to one or more qualifying institutions designated by such director, subject to certain vesting requirements based upon years of service as a director. The Company has purchased life insurance policies on each director, the proceeds of which fund donations under the program. Directors will not receive any financial benefit from the program since all charitable deductions accrue solely to the Company.

The Company has a deferred compensation plan for non-employee directors, pursuant to which such directors may elect to defer receipt of all or any portion of their compensation while they serve as a director of the Company. Upon ceasing to be a director, the deferred compensation, plus accrued interest, is paid to the director or the director’s beneficiary in a lump sum or in annual installments, not to exceed ten, as specified by the director. Upon a change of control of the Company (as defined in the plan), such deferred compensation and interest is paid in cash to the director in one lump sum.

When future accruals under a retirement plan for non-employee directors were terminated several years ago, directors with vested benefits were given an option to have their accrued benefits retained in the plan for future payment or to convert the present value (using the same actuarial assumptions as are applicable to the payment of pension benefits to the Company’s employees) of their accrued benefits into phantom units of Common Stock. The stock units, including additional stock units credited thereon as dividend equivalents, are evidenced by bookkeeping entries. Recipients have no voting or investment power with respect to the stock units. The value of each director’s stock units will be payable only in cash after the director ceases to be a member of the Board or upon a change of control of the Company. The total number of units credited to each director as a result of retirement plan benefit conversion elections and dividend equivalent credits is listed in the director nominee table on page 3.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee Report is organized as follows:

•  Role of the Compensation Committee

•  Objectives and Principles of Executive Compensation

•  Compensation Program Elements

•  Compensation of the Chief Executive Officer

Role of the Compensation Committee

The Compensation Committee is made up of four members of the Board of Directors of the Company, who are not current or former employees of the Company. The Committee consists solely of Independent Directors of the Corporation, in accordance with the independence requirements of the Company’s Corporate Governance Principles, and all New York Stock Exchange and other regulatory requirements.

The Committee has oversight responsibility for the Company’s executive compensation programs and works with management to establish the general compensation philosophy of the Company. It reviews the elements of the compensation program, the specifics of each element, the goals and measurements used in the program, and the results of the compensation program compared to the philosophy to determine if the compensation program is performing as expected.

In addition, the Committee reviews the individual compensation levels and awards for all officers, including the five most highly paid officers, and takes appropriate action.

The Committee has selected an executive compensation consultant who is retained by and reports directly to the Committee. On a regular basis the Committee reviews data regarding the Company’s compensation programs, including stock grant overhang, stock option exercise activity, employee participation in the Company’s compensation programs, the estimated payout levels of compensation programs, executive perquisites, and other data. In setting the measures for performance-based variable compensation plans, the Committee reviews analysis of the financial impact of the performance measures and resulting payments. The Committee meets regularly in executive session to discuss these and other issues. The Committee also reviews its actions with the full Board of Directors.

Additional information regarding the role of the Compensation Committee is included in the Committee’s Charter, which is posted on the Company’s website:  www.cummins.com.

Objectives and Principles of Executive Compensation

Cummins executive compensation is designed to attract, motivate, and retain executives with the right skills and leadership to achieve the Company’s performance goals in the competitive global business environment. The program is designed to reflect the individual’s responsibility and performance, and to be aligned with the enhancement of value to shareholders. The program attempts to strike an appropriate balance between short-term and medium-term performance.

The Company is committed to the concept of pay for sustained performance with an emphasis on financial performance and return to shareholders. We evaluate performance over several periods of time.

While the specific elements of executive compensation vary from time to time, the Compensation Committee focuses on the central principle of pay for performance.

In addition to pay for performance, the Company’s compensation program follows several other principles for its executives.

•  Programs should provide competitive compensation opportunity. The concept of opportunity is important in our program. We believe the executive should have the opportunity to do well if the Company does well, and that total compensation should vary in relation to the Company’s performance. Compensation is not an entitlement.

•  An individual’s total compensation should be at the median of the range when compared to the compensation of individuals in U.S. industrial companies with sales volumes similar to Cummins, when Cummins financial performance meets target levels.

•  There should be a balance between short-term and medium-term elements of compensation.

•  The more senior a person’s position, the more the compensation should be ‘‘at risk’’, i.e., dependent on the performance of the Company.

•  Some form of stock should be an important part of the program in order to link the management’s compensation with shareholders’ expectations; the greater the level of responsibility of the person, the more the compensation should be stock-based.

•  The system should be transparent to our investors, and as simple and easily understood as possible.

Section 162(m) of the Internal Revenue Code (‘‘Section 162(m)’’) limits the corporate tax deduction to one million dollars for compensation paid annually to any one of the named executive officers in the proxy, unless the compensation meets certain requirements. The Committee adopted changes to the compensation program, approved by shareholders in 1995, that qualify payments under the Senior Executive Bonus Plan and Senior Executive Medium Term Performance Plan for tax deductibility under Section 162(m). These changes were designed to maximize tax deductibility, while retaining the ability to attract, retain and motivate executives to achieve our business objectives. Payments under the Senior Executive Bonus Plan in 2004 were certified by the Compensation Committee. There were no payments under the Senior Executive Medium Term Performance Plan in 2004.

As indicated below, the Base Salaries of the named executive officers are targeted to the median of the range of the salaries of individuals with similar positions in companies of similar size to Cummins. The Committee intends to continue this policy notwithstanding the enactment of Section 162(m).

Compensation Program Elements

The Company’s executive compensation program consists of three elements: Base Salary, Annual Bonus, and Medium-Term compensation.  Each was designed to accomplish a somewhat different objective. In total, they were designed to fulfill the Company’s basic goals of linking pay to financial performance and paying competitively. All officers have participated in each element of the program.

We have determined that a two-year performance cycle is appropriate to measure performance for earning Medium-Term compensation because longer measurement periods do not fit the cycles of our business. The stock component of Medium-Term grants and the Company’s stock ownership requirements for officers create a longer-term view by our executives that is linked to shareholder value.

We have used survey data provided by our compensation consultants to determine competitive levels of pay. These surveys include over 300 U.S. industrial corporations. Each element of pay described below was intended to provide compensation for each position at the median of the amounts companies of similar size in the survey would pay the same position.

1. Base Salary

Base Salary is reviewed annually. It is the only fixed portion of the executive’s compensation. Base Salary is normally set in the median range of the salaries of individuals with similar positions in companies of similar size to Cummins. Use of the term “in the median range” refers to the range as defined by a variety of surveys, and considered to be within a reasonable variation of such surveys.

2. Annual Bonus

This element is designed to link executive pay to the short-term performance of the Company, defined as annual performance. The Payout Factor is calculated on a formula established by the Committee and reviewed annually. We have assigned each person a participation rate that is a percent of salary. The Annual Bonus is calculated as follows.

(Annual Bonus) equals (Annual Base Salary) times (participation percentage assigned to each job) times (Payout Factor)

Participation rates are based on the same survey data as base salaries and are set at the median of the range for like positions in similarly-sized companies.

The Payout Factor for the Annual Bonus was set to yield a 1.0 Payout Factor for Company financial performance that was equal to the performance provided by achieving the Company’s Annual Operating Plan. In 2004, Return on Average Net Assets was the measure used to determine Annual Bonus payments. The maximum Payout Factor is 2.0.

One-half of the bonus for senior executives of the Company’s Business Units has been determined by the financial performance of the Business Units, and one-half has been based on the Company’s performance. The Committee believes this formula provides appropriate balance, compensating for performance measured at the Business Unit level as well as for the total Company. Basing a significant portion of the bonus on total Company results rewards Business Units for working in an integrated way, maximizing our total financial performance. The Business Unit measure emphasizes business results each key manager affects most directly. In 2004, the performance measure for the Business Units’ Annual Bonus plans was Return on Average Net Assets. The Annual Bonus for the Company’s performance was calculated as the weighted average of the Business Units’ Payout Factors; the weighting was based on each Business Unit’s Annual Operating Plan percentage of Earnings Before Interest and Taxes.

In addition to the Return on Average Net Assets performance measure, minimum levels of performance called Performance Hurdles were required. Regardless of the Return on Average Net Assets performance, in order for any Annual Bonus to be paid, Performance Hurdle levels of Profit After Tax and Free Cash Flow had to be achieved.

In order to comply with the requirements of Section 162 (m), designated officers (the Chief Executive Officer and the six other senior officers who were members of the Company’s Policy Committee in 2004) are compensated under a modified version of the Annual Bonus Plan, called the Senior Executive Bonus Plan. The Senior Executive Bonus Plan differs from the Annual Bonus Plan in which many employees at all levels of the Company, including all officers, participate, only in that the Compensation Committee has no discretion to increase the payouts once it establishes the performance measures each year.

3. Medium-Term Compensation

The Company’s Medium-Term compensation program consists of performance cash awards and stock-based grants.

Performance Cash Awards

Performance cash awards are granted as Target Awards expressed as a dollar amount for each participant. Multiples of the Target Award are paid in cash, ranging from zero to two times the Target Award, based on how well the Company achieves performance measures established by the Committee over a specified measurement period. Performance cash awards are granted under the Medium Term Performance Plan and the Senior Executive Medium Term Performance Plan.

In 2003, a Target Award was granted to each participant for the 2003 - 2004  Award Cycle; in 2004 a Target Award was granted to each participant for the 2004 - 2005 Award Cycle. These Target Awards are expressed as a dollar amount, each reflecting one year of grant value. Target Awards will be made annually, with overlapping two-year Award Cycles. For the 2004 - 2005 Award Cycle, The Target Award will be paid if the Company achieves the level of Return on Equity provided by achieving the Company’s Annual Operating Plans, measured cumulatively for the two-year period.  The maximum that can be paid is 200% of the Target Award for performance that is 147% of the level of Return on Equity in the Annual Operating Plans.

As with the Annual Bonus Plan, to comply with the requirements of Section 162(m), designated officers (the Chief Executive Officer and the six other senior officers who were members of the Company’s Policy Committee in 2004) are compensated under a modified version of the Medium Term Performance Plan, called the Senior Executive Medium Term Performance Plan. The plans are identical except that the Committee’s discretion to adjust payments upward is eliminated in the Senior Executive Medium Term Performance Plan.

Stock Awards

In 2003 shareholders approved the 2003 Stock Incentive Plan, succeeding the 1992 Stock Incentive Plan which expired in 2002.  The 2003 Stock Incentive Plan authorizes a pool of 2,500,000 shares for grants. Annual grants were awarded in 2003 consisting of stock options and Target Awards of performance shares.  Annual grants awarded in 2004 were Target Awards of performance shares.

The Target Award of performance shares granted to each participant in 2004 for the 2004 - 2005 Award Cycle is expressed as a number of shares of the Corporation’s Common Stock.  A percentage of the Target Award number of shares will be earned, ranging from zero to 100% of the Target Award, based on the same Return on Equity performance measures as the 2004 performance cash grants previously discussed. For the 2004 - 2005 Award Cycle, 100% of the Target Award number of performance shares will be earned if the Company achieves the level of Return on Equity provided for in the Company’s Annual Operating Plans, measured cumulatively for the two-year period. The performance shares that become earned will remain restricted for one additional year, until February 2007. The shares would be forfeited if the participant ceased to be an employee of the Company during the restriction period.

The 2004 annual Medium-Term grants did not include stock options. The Committee believes that the Target Awards of performance shares and performance cash provide a strong focus on achieving financial performance targets. In addition, the performance share grants assist officers to achieve the Company’s stock ownership guidelines and require fewer shares than stock options to provide competitive grant value.  Stock options continue to be available for future Medium-Term grants, as deemed appropriate by the Committee.  The Company has adopted FAS 123 and has been expensing stock options since January 1,

2003.   It is our policy not to re-price stock options, nor otherwise make any compensation adjustments based on changes in the price of the Company’s stock.

Grant amounts under the Medium-Term plan elements have been set to provide total compensation opportunity at the median of that provided by similarly-sized U.S. industrial companies in our survey base, when combined with Base Salary and Annual Bonus. The Committee reviews the proportion of total compensation that is dependent on Company performance in determining the allocation of the compensation opportunity among each of the Medium-Term plan elements for each position. More senior positions have a larger proportion of total compensation opportunity dependent on Company performance than do less senior positions.

The Board of Directors believes that the Company’s officers should own significant amounts of the Company’s stock. To underscore this, we have adopted formal stock ownership guidelines requiring officers to own the Company’s Common Stock with their shares’ total value equal to multiples of base salary as follows: CEO, five times base salary; other members of the Policy Committee, three times base salary; all other officers, one times base salary.  In 2003 the stock ownership requirements were restated as a set number of shares of the Corporation’s Common Stock, reflecting these multiples of salary, within bands of salary levels. Current officers have until December 31, 2006 to comply; newly-appointed officers have five years to comply.  Also in 2003, we adopted formal stock ownership guidelines for members of the Board of Directors.  Members of the Board of Directors, who are not employees of the Corporation, will be required to own shares of Common Stock of the Corporation equal in value to three times the Director’s annual Board Retainer fees. Directors will have six years to accumulate these shares.

Stock awards, combined with the stock ownership requirements, provide a longer-term performance focus, balancing the Annual Bonus Plan and the rolling two-year measurement period of the performance cash Target Awards.

Compensation of the Chief Executive Officer

Less than one-fifth of the CEO’s annualized target total compensation opportunity is fixed Base Salary; therefore, more than four-fifths of the CEO’s target total compensation opportunity is “at risk”, dependent on the Company’s performance. This is based on our pay for performance principle.

The Base Salary and Annual Bonus participation rate of the CEO are set at the median of our survey companies specifically as described under the Base Salary and Annual Bonus sections appearing earlier in this report.

The CEO received an Annual Bonus payment for 2004 significantly larger than the Annual Bonus paid for 2003 because the Company exceeded its planned levels of Return on Average Net Assets to a significantly greater extent in 2004 than in 2003.

The CEO received a $24,500 per annum Base Salary increase effective July 1, 2004.

In 2004, the CEO received a Target Award of 42,000 performance shares under the 2003 Stock Incentive Plan and a performance cash Target Award of $1,944,000 (payable in 2006) under the Senior Executive Medium Term Performance Plan.

In determining grant amounts for the CEO, as explained earlier, the Committee set the total of the three elements of the executive compensation program—Base Salary, Annual Bonus, and the Medium-Term Plan—to provide annualized compensation opportunity to the CEO equal to the median of the range of total compensation opportunity provided for CEOs by the survey companies described earlier in this report. This objective was achieved.

The CEO, on a yearly basis, discusses in detail his priorities and objectives with the Governance and Nominating Committee (the members and responsibilities of the Governance and Nominating Committee are described on page 5 of this Proxy Statement). The Governance and Nominating Committee formally reviews the CEO’s performance annually, based on how well the CEO performed against his workplan, including the progress made by the Company in implementing its business strategy and achieving its business objectives, both short-term and long-term. This review, which is reported in detail to the Compensation Committee, considers both quantitative and qualitative performance matters, and is a key factor in assisting the Committee in setting the CEO’s compensation.

We hope this general discussion and the following tables and graphs help you understand the Company’s executive compensation philosophy and program.

WILLIAM D. RUCKELSHAUS, CHAIRMAN
ROBERT J. DARNALL
ALEXIS M. HERMAN
J. LAWRENCE WILSON

Shareholder Return Performance Presentation

The following graph compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and an index of peer companies* selected by the Company. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s stock.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG CUMMINS INC.,
S&P 500 INDEX AND PEER GROUP INDEX

*ArvinMeritor Inc., Caterpillar, Inc., Dana Corporation, Deere & Company, Eaton Corporation, Ingersoll-Rand Company, Navistar International Corporation and Paccar Inc.

Compensation Tables and Other Information

The summary compensation table and accompanying notes and other information on the following pages include individual compensation information for the last three fiscal years on the Company’s Chairman and Chief Executive Officer and the four other most highly compensated executive officers during 2004. The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting threshold and is not included in the table.

SUMMARY COMPENSATION TABLE

Name Principal Position		Annual Compensation		Long Term Compensation
				Awards		Payouts
						(1)	(2)
	Year	Salary	Bonus	Restricted Stock Awards	Stock Options/ SARs (#)	Medium- Term Performance Plans	All Other Compensation
T. M. Solso	2004	$972,750	$1,750,950	$0	0	$0	$113,248
Chairman of the Board and	2003	$950,500	$760,400	$0	30,800	$3,003,441	$70,387
Chief Executive Officer	2002	$940,500	$376,200	$0	0	$0	$93,731
F. J. Loughrey	2004	$640,000	$729,600	$0	0	$0	$84,131
Executive Vice President	2003	$605,000	$326,700	$0	10,600	$1,008,889	$52,435
President—Engine Business	2002	$585,000	$210,600	$0	0	$0	$68,809
T. Linebarger	2004	$480,000	$532,800	$0	0	$0	$13,640
Vice President	2003	$455,000	$109,200	$0	7,900	$586,396	$8,201
President—Power Generation	2002	$385,417	$115,625	$0	0	$0	$5,292
J. S. Blackwell	2004	$440,000	$475,200	$0	0	$0	$32,643
Vice President	2003	$419,583	$201,400	$0	7,900	$617,127	$17,548
Chief Financial Officer and	2002	$360,000	$108,000	$0	0	$0	$8,859
Chief of Staff
S. M. Chapman	2004	$362,500	$380,625	$0	0	$0	$22,736
Vice President—International	2003	$337,500	$157,781	$0	6,600	$552,541	$12,921
and President International	2002	$321,875	$96,563	$0	0	$0	$15,029
Distributor Business

(1)          There were no Target Awards granted for the 2002-2003 Award Cycle of the Company’s Senior Executive Medium Term Performance Plan and Medium Term Performance Plan; therefore, there were no payments in 2004 under these plans.

Payments were made in 2003 under the Company’s Senior Executive Medium Term Performance Plan and Medium Term Performance Plan for the 2001-2002 Award Cycle. The cash payments were based on the Company’s Free Cash Flow performance during 2001-2002, as previously established by the Committee for this Award Cycle. However, the Compensation Committee, acting on management’s recommendation, reduced the amounts that were paid from the amounts that otherwise would have been paid based on the Company’s Free Cash Flow performance during 2001-2002 compared to the measures established by the Committee for this Award Cycle.

The amount also includes a payment made in 2004 to recognize the transition from the two-year grant method used in 2001 to annual grants beginning in 2003 for the Senior Executive Medium Term Performance Plan and the Medium Term Performance Plan. The transition payments were calculated as one-third of the Annual Bonus paid based on Return on Average Net Assets performance in 2003.

(2)          Amounts reported as “All Other Compensation” for 2004 include, respectively, matching and other contributions by the Company under the Retirement and Savings Plan and “above market” earnings on previously deferred compensation as follows: T. M. Solso $6,650 and $106,598; F. J. Loughrey $6,650 and $77,481; T. Linebarger $6,650 and $6,990; J. S. Blackwell $6,650 and $25,993; and S. M. Chapman $6,650 and $16,086.

Security Ownership of Management

Set forth below is information as of December 31, 2004, regarding the beneficial ownership of Common Stock of the Company by the Chief Executive Officer, each of the other named executive officers for 2004 and the directors and executive officers of the Company as a group.

	Amount and Nature of Beneficial Ownership		Percent of Class
T. M. Solso	195,838	(1)	*
F. J. Loughrey	99,098	(2)	*
T. Linebarger	56,478	(3)	*
J. S. Blackwell	40,748	(4)	*
S. M. Chapman	44,307	(5)	*
All directors and executive officers as a group, a total of 17 persons	609,248	(6)	1.31%

*                    Less than 1%

(1)          See footnote 5 to the director nominee listing on page 3.

(2)          Includes 22,100 shares which Mr. Loughrey has the right to acquire within the next 60 days through the exercise of stock options.

(3)          Includes 12,700 shares which Mr. Linebarger has the right to acquire within the next 60 days through the exercise of stock options.

(4)          Includes 7,900 shares which Ms. Blackwell has the right to acquire within the next 60 days through the exercise of stock options.

(5)          Includes 6,600 shares which Mr. Chapman has the right to acquire within the next 60 days through the exercise of stock options.

(6)          Includes 102,000 shares which the officers and directors have the right to acquire within the next 60 days through the exercise of stock options.

The following table discloses, for each of the named executive officers, information regarding individual grants of stock options and stock appreciation rights made during 2004, and their potential realizable values.

Option/SAR Grants in Last Fiscal Year

					Potential Realizable
	Individual Grants				Value at Assumed
		% of Total			Annual Rates of
		Options/SAR’s			Stock Price
		Granted to	Exercise		Appreciation for
	Options/SARs	Employees in	Price	Expiration	Option Terms(1)
Name	Granted (#)	Fiscal Year	($/share)	Date	5% ($)	10% ($)
T. M. Solso	0	N/A	N/A	N/A	0	0
F. J. Loughrey	0	N/A	N/A	N/A	0	0
T. Linebarger	0	N/A	N/A	N/A	0	0
J. S. Blackwell	0	N/A	N/A	N/A	0	0
S. M. Chapman	0	N/A	N/A	N/A	0	0

Stock option and stock appreciation right exercise activity during 2004, on an aggregated basis for each of the named executives, is contained in the following table. Also disclosed are the number and value of options and appreciation rights, on an aggregated basis, held by each named executive as of December 31, 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Value

					Value of
	Number of		Number of		Unexercised
	Securities	Value	Unexercised		In-the-Money
	Underlying	Realized	Options/SARs at		Options/SARs at
	Options/SARs	($)	FR-end (#)		FY-End ($)
Name	Exercised	Exerciseable	Exerciseable	Unexercisable	Exercisable	Unexercisable
T.M. Solso	349,700	$9,706,724	0	30,800	$0	$1,100,792
F.J. Loughrey	131,800	$4,680,629	11,500	10,600	$323,150	$378,844
T. Linebarger	50,000	$1,413,366	4,800	7,900	$254,479	$232,177
J.S. Blackwell	60,350	$1,284,747	0	7,900	$0	$282,346
S.M. Chapman	67,650	$1,359,764	0	6,600	$0	$235,884

Estimated benefits payable to each named executive pursuant to long-term incentive plan rights awarded during 2004 are disclosed in the following table.

Long-Term Incentive Plan Awards in Last Fiscal Year/SAR Value

	Number of Shares, Units or other	Period Until	Estimated Future Payouts Under Non-Stock Price-Based Plans(2)			Period Until
Name	Rights(1)	Payout	Threshold	Target	Maximum	Payout
T. M. Solso	42,000	2004-2006	$194,400	$1,944,000	$3,888,000	2004-2005
F. J. Loughrey	14,400	2004-2006	$66,700	$667,000	$1,344,000	2004-2005
T. Linebarger	10,800	2004-2006	$50,000	$500,000	$1,000,000	2004-2005
J. S. Blackwell	10,800	2004-2006	$50,000	$500,000	$1,000,000	2004-2005
S. M. Chapman	9,000	2004-2006	$41,700	$417,000	$834,000	2004-2005

(1)          The Company made Target Awards of performance shares under its 2003 Stock Incentive Plan in 2004. The awards are expressed as a target number of shares of the Company’s Common Stock. Shares are earned based on the Company’s Return on Equity (ROE) performance during 2004-2005. The number of shares earned can range from zero to 100% of the Target Award number of shares. The Target Award number of shares will be earned if the Company’s ROE for 2004-2005 is equal to the ROE in the Company’s Annual Operating Plans for the period. The shares that are earned based on the Company’s Return on Equity performance for the 2004-2005 period become restricted stock for an additional year, with distribution occurring in February 2007, if the participant remains an employee of the Corporation. Dividends become payable after the shares become earned, including the year they are restricted stock.

(2)          The Company made Target Awards, expressed as dollar amounts, under its Medium Term Performance Plan and Senior Executive Medium Term Performance Plan in 2004.  A multiple of the Target Award is earned based on the Company’s ROE performance during 2004-2005. The amount earned and paid would range from zero to 200% of the Target Award amount. The Target Award will be earned if the Company’s ROE for 2004-2005 is equal to the ROE level in the Company’s Annual Operating Plans for that period.   The Maximum Payment (200% of the Target Award) will be earned if the Company’s ROE is 147% of the ROE in the Annual Operating Plans for the period.

Pension Plan Table

The Company maintains retirement pension programs for its employees, including the executive officers named in the Summary Compensation Table on page 15. Elements of the program for the executive officers include the Company’s Cash Balance Pension Plan, the Excess Benefit Plan which provides pension benefits in excess of limitations imposed by the Internal Revenue Code, and the Supplemental Life Insurance and Deferred Income Program. Benefits are not offset or otherwise reduced by amounts payable or received under Social Security. The following table sets forth the estimated maximum annual pension benefits payable on a straight life annuity basis under the program to the officers in various compensation and years of service classifications upon retirement at age 65. An officer who is among the Company’s two highest paid executive officers at the time of retirement will receive an annual benefit greater than amounts reflected in the table by an amount equal to 10% of the officer’s covered compensation. For some officers who joined the Company mid-career, including J. S. Blackwell, retirement benefits are accumulated at an accelerated rate; therefore, the benefits for those officers would require one-half the service indicated in the columns in the table below.

Estimated Annual Benefit Upon Retirement

Average Total Cash Compensation (Base Salary plus Short- Term Bonus)	10 Years	15 Years	20 Years	25 Years	30+ Years
$425,000	$85,000	$127,500	$170,000	$191,250	$212,500
$500,000	$100,000	$150,000	$200,000	$225,000	$250,000
$575,000	$115,000	$172,500	$230,000	$258,750	$287,500
$650,000	$130,000	$195,000	$260,000	$292,500	$325,000
$725,000	$145,000	$217,500	$290,000	$326,250	$362,500
$800,000	$160,000	$240,000	$320,000	$360,000	$400,000
$875,000	$175,000	$262,500	$350,000	$393,750	$437,500
$950,000	$190,000	$285,000	$380,000	$427,500	$475,000
$1,025,000	$205,000	$307,500	$410,000	$461,250	$512,500
$1,100,000	$220,000	$330,000	$440,000	$495,000	$550,000
$1,175,000	$235,000	$352,500	$470,000	$528,750	$587,500
$1,250,000	$250,000	$375,000	$500,000	$562,500	$625,000
$1,325,000	$265,000	$397,500	$530,000	$596,250	$662,500
$1,400,000	$280,000	$420,000	$560,000	$630,000	$700,000
$1,475,000	$295,000	$442,500	$590,000	$663,750	$737,500
$1,550,000	$310,000	$465,000	$620,000	$697,500	$775,000
$1,625,000	$325,000	$487,500	$650,000	$731,250	$812,500
$1,700,000	$340,000	$510,000	$680,000	$765,000	$850,000

Compensation for purposes of the pension program is the highest average total cash compensation, including base salary and short-term bonus payments, for any consecutive five-year period prior to retirement. Covered compensation is disclosed under the “Salary” and “Bonus” columns of the Summary Compensation Table. Covered compensation and full years of service as of December 31, 2004 for the Company’s Chief Executive Officer and the other named executive officers are as follows: T. M. Solso, $1,608,375, 33 years; F. J. Loughrey, $873,085, 31 years; T. Linebarger, $546,698, 11 years;  J. S. Blackwell $549,978, 7 years; S. M. Chapman, $480,638, 19 years.

Change of Control Arrangements

In the event of a change of control of the Company, the Company will provide benefits to certain executives including the Chief Executive Officer and other executive officers named in the Summary Compensation Table on page 15. Certain named executive officers, as designated by the Compensation Committee, would be entitled to three year’s salary plus three annual bonus payments at a 1.0 payout factor, and three annual payments equal to the grant value of the then most recent annual long-term incentive compensation award(s), if any, to the executive. The Company will also provide for the full vesting of certain insurance and retirement benefits and the continuation in effect for a three-year severance period of certain other employee benefits. In addition, the Company’s retirement plans will allocate any actuarial surplus assets to fund increased pension benefits, stock options previously granted will become fully exercisable, and certain long-term incentive plan awards will be paid in cash. The value of supplemental and excess retirement annuity benefits will also be paid in cash. All amounts of employee compensation and director annual fees deferred (including the value of deferred shares and stock units), respectively, under the Company’s Deferred Compensation Plan and Deferred Compensation Plan for Non-Employee Directors will be paid in cash. At an employee’s option, amounts deferred under the Deferred Compensation Plan will be contributed to a grantor trust of which the Company is grantor. A change of control for these purposes is defined in each of the various plans, programs and arrangements providing these benefits.

Other Transactions and Agreements With Directors and Officers

Irwin Financial Corporation (“IFC”) owns a one-eighth interest in one of the Company’s business aircraft and has an arrangement with the Company to share one-eighth of the fixed and all of the operating expenses related to its use of such aircraft. During 2004, $192,622 was paid or payable to the Company by IFC under this arrangement. Director nominee William I. Miller is Chairman and an executive officer of IFC.

Pursuant to the Company’s Key Employee Stock Investment Plan, certain officers have purchased shares of Common Stock of the Company on an installment basis. The interest rate on these loans is the minimum annual rate permitted under the Internal Revenue Code without imputation of income. The following table shows, as to those executive officers and directors of the Company who were indebted to the Company in excess of $60,000 since January 1, 2004, the largest aggregate amount owed for such purchases and loans at any time since January 1, 2004, and the amount owed as of December 31, 2004. All such loans were made prior to the effective date of the Sarbanes-Oxley Act of 2002.

	Largest Amount of Indebtedness	Amount of Indebtedness as of Dec. 31, 2004
M. M. Rose	$100,328	$0
T. M. Solso	$255,938	$0
J.C. Wall	$297,850	$297,850

The Company has a policy of purchasing from employees of the Company shares of Common Stock that have been acquired under the Key Employee Stock Investment Plan. The purchase price for such shares is the closing price quoted on the New York Stock Exchange Composite Tape on the date of purchase. During 2004, one executive officer sold shares to the Company pursuant to this policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to the Company, or written representations from reporting persons after inquiry, the Company believes that, except for Mr. Loughrey and Dr. Deutch, all filing requirements applicable to its executive officers and directors were complied with during 2004. Due to an oversight by a financial advisor, Mr. Loughrey was 23 days late in reporting a gift of 3,000 shares of Common Stock on Form 5. Dr. Deutch was inadvertently 7 days late in filing a Form 4 reporting his indirect interest in 300 shares acquired by his spouse in an account over which he had no investment control.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

(Item 2)

The Audit Committee of the Company’s Board of Directors has voted to appoint PricewaterhouseCoopers LLP (“PwC”) as the firm of independent public accountants to audit the accounts of the Company for the year 2005. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of the shareholders, the Board of Directors has decided, as in the past, to ask the Company’s shareholders to ratify the appointment. A representative of PwC will be present at the Annual Meeting of Shareholders, will not have the opportunity to make a statement, but will be available to answer appropriate questions. A report of the Audit Committee of the Company’s Board of Directors in connection with its independence, the independence of the auditors and certain other matters follows the Board’s recommendation on this Item below.

All services rendered to the Company by PwC are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee. (The Audit Committee’s pre-approval policy with respect to audit and non-audit services is shown as Appendix A to this proxy statement.).  Fees paid to PwC for services are disclosed in the table below under the categories listed therein.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in PwC’s core work, which is the audit of the Company’s consolidated financial statements.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2004, and December 31, 2003, and fees billed for other services rendered by PwC during those periods.

(dollar figures shown in millions)

	2003	2004
Audit fees:(1)	10.3	9.2
Audit related fees:(2)	0.4	0.4
Tax fees:(3)	0.1	0.3
Subtotal	10.8	9.9
All other fees:(4)	0	0.3
Total	10.8	10.2

(1)          Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)          Audit related fees during 2004 were incurred for Sarbanes-Oxley Section 404 work. Fees incurred during 2003 included fees for forensic investigations in connection with re-audit and restatement of prior periods.

(3)          Tax fees consisted principally for assistance with matters related to foreign tax compliance and planning, review of foreign tax returns and tax claims.

(4)          Other fees in 2004 were incurred for services related to employee training and certain human resource matters, and licensing fees for technical research tools.

The Board of Directors recommends that shareholders vote FOR this Proposal.

Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal control, financial reporting practices and legal and regulatory compliance. Each member of the Committee is independent as defined under the New York Stock Exchange listing standards. The Committee operates under a written charter that is adopted by the Board of Directors and reviewed by the Committee on a periodic basis. The Committee’s current charter, as adopted by the Board of Directors on February 14, 2005, can be viewed on the Company’s website.

The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm,, internal auditors and management. During fiscal 2004, the Committee met 11 times. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee, or the Committee Chair as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, controller and the independent auditors, prior to public release. The Committee also met with the independent auditors to discuss the results of their reviews of the interim financial statements. The committee periodically meets in executive session.

Throughout the year the Audit Committee monitors matters related to the independence of PricewaterhouseCoopers, the Company’s independent registered public accounting firm. As part of its monitoring activities, the Committee obtained a letter from PwC containing a description of all relationships between PwC and the Company. After reviewing the letter and discussing it with management, the Committee discussed with PwC its overall relationship with the Company and any of those relationships described in the letter that could impact PwC’s objectivity and independence. Based on its continued monitoring activities and year-end review, the Committee satisfied itself as to PwC’s independence. PwC also has confirmed in its letter that, in its professional judgment, it is independent of the Company within the meaning of the Federal securities laws and within the requirements of Independence Standard Board (ISB) Standard No. 1, Independence Discussion with Audit Committees.

The Committee reviewed with both the Company’s independent and internal auditors their respective audit plans, audit scope, and identification of audit risks. Further, the Committee reviewed and discussed with management and the independent auditor the Company’s audited financial statements and management’s and the independent auditor’s evaluations of the Company’s internal control over financial reporting, as reported in the Company’s 2004 Annual Report on Form 10-K. Management has the responsibility for the preparation and integrity of the Company’s financial statements and its internal control over financial reporting and the independent auditor has the responsibility for the examinations thereof.

The Committee discussed and reviewed with the independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”. With and without management present, the Committee discussed and reviewed the results of the independent auditors’ examination of the Company’s financial statements and internal control over financial reporting, as well as management’s report on internal control over financial reporting . The Committee also discussed the results of internal audit examinations.

Based on the above-mentioned reviews and discussions with management, internal audit and the independent auditors, the Committee recommended to the Board of Directors that the Company’s audited financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Committee also reappointed PwC as the Company’s independent auditors for 2005.

Respectfully submitted,
ROBERT J. DARNALL, CHAIR
ALEXIS M. HERMAN
GEORGIA R. NELSON
WILLIAM D. RUCKELSHAUS
CARL WARE
J. LAWRENCE WILSON

SHAREHOLDER PROPOSAL REGARDING BUSINESS PRACTICES IN
THE PEOPLE’S REPUBLIC OF CHINA

(Item 3)

The following shareholder proposal (the “Proposal”) has been submitted by Harrington Investments, Inc., 1001 2nd Street, Suite 325, Napa, California, 94559 (the “Shareholder”). As of October 26, 2004, the Shareholder was the beneficial owner of 100 shares of Common Stock.

Text of Proposal

“WHEREAS: our company’s business practices in China respect human and labor rights of workers. The first nine principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social & Cultural Rights, and Civil & Political Rights.

(1)   No goods or products produced within our company’s facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

(2)   Our facilities and suppliers shall adhere to wages that meet worker’s basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China’s national labor laws.

(3)   Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

(4)   Our facilities and suppliers shall use production methods that do not negatively affect the worker’s occupational safety and health.

(5)   Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

(6)   We shall undertake to promote the following freedoms among our employees and the employees of our suppliers; freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

(7)   Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity, region of origin, labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

(8)   Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

(9)   Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China’s national labor laws.

(10)   We will not sell or provide products or technology in China that can be used to commit human rights violations or labor rights abuse.

(11)   We will issue annual statements to the China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

RESOLVED:  Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People’s Republic of China.

SUPPORTING STATEMENT:  As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.”

Position of the Board of Directors

The Company recommends a NO vote on the proposal.

We believe the principles, policies and the management systems we have in place at our facilities world wide already address the objectives sought by the Proposal. We have a strong record of supporting human rights for workers in every county in which we do business, including China. We are proud of the fact that the Company has been recognized as a leading employer in the countries in which it operates and has had in place for many years its own global principles, policies and management systems regarding employee conduct and welfare and corporate responsibility. The existence of these and the daily actions of our employees are reasons why the Company earned the No. 2 position in 2003 on Business Ethics magazine’s list of “Best Corporate Citizens” and is one of a handful of companies to be named to the list each of the last five years.

Our business in China involves the manufacture, distribution and service of electrical power generation systems, diesel engines, and related products almost exclusively for the domestic China market, including fuel systems, controls, air handling and filtration products. This business is conducted through both wholly-owned and at least 50%-owned Chinese registered subsidiaries. In the case of wholly-owned entities, our employees are registered with an agency of the Chinese Central Government with which we file periodic reports concerning compensation, benefits and other rights required to be protected under Chinese law. These subsidiaries must also comply with the Company’s Code of Business Conduct, which requires adherence to our Corporate Health, Safety and Environment Policy.  In the case of our joint ventures where our partners are Chinese state-owned enterprises, our partner agreements require that all matters relating to the recruitment, employment, dismissal, resignation, wages, social security, welfare, labor protection and other matters concerning staff and workers must comply with the Labor Law of the Peoples Republic of China, Regulations on Labor Management in Joint Ventures Using Chinese and Foreign Investment. Our partners file reports with the Central Government evidencing compliance with this Law and these Regulations. We believe that issuing additional detailed annual statements to the China Working Group, as proposed by the Shareholder, are duplicative and unnecessary.

The nature of our business in China requires trained and skilled Chinese managers and employees in whom we continue to invest to ensure our ability to sell and service quality products in China. Likewise, our China manufacturing operations require a supply of quality precision industrial components from a skilled and largely Chinese supply base that we have developed over a period of many years using the same sourcing standards we employ in the U.S. Because we carefully monitor the performance of these Chinese suppliers, we believe we would have knowledge of systemic violations of the human and labor rights of their employees, which violations we would see as a violation of our core values, as well as a threat to our own business requirements and long-term business interests, and would make appropriate moral, ethical and business decisions based on that knowledge.

In keeping with our core values as a Company, we are currently developing a global Supplier Code of Principles that will also apply in China. This Code will establish supplier requirements emphasizing good workplace policies that comply with applicable environmental laws and local labor laws and regulations.

In 2000, Congress passed legislation that conferred upon China permanent normal trade relations status and provided for the establishment of a Congressional-Executive Commission to monitor the status of human rights and the development of the rule of law in China. The Company believes that this Commission, rather than private business enterprise with existing robust worker and other human rights practices, is the appropriate body to direct concerns underlying the Proposal.

Finally, the Board strongly objects to the tactics of the shareholder who submitted this proposal. Despite the Company’s willingness to work with the shareholder to address concerns raised, the shareholder refused to withdraw the proposal unless the Company agreed to join the China Principles Working Group, which requires a membership fee.

The Board of Directors, therefore, recommends a vote AGAINST the Proposal. The Proposal will be adopted if the number of votes cast in favor of the Proposal exceeds the number of votes cast against the Proposal. An abstention will have the same effect as a vote against the Proposal. Broker non-votes will have no effect on the Proposal.

OTHER BUSINESS

The Board of Directors does not know of any business to be presented for action at the meeting other than that set forth in Items 1, 2 and 3 of the Notice of Annual Meeting of Shareholders. However, if other business properly comes before the Meeting, the members of the Proxy Committee will vote the returned proxies as the Board of Directors recommends.

OTHER INFORMATION

Shareholder Proposals

Shareholders may submit proposals to be considered for shareholder action at the 2006 Annual Meeting of Shareholders and inclusion in the Company’s Proxy Statement and proxy form if they do so in accordance with the appropriate regulations of the Securities and Exchange Commission. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy for the 2006 Annual Meeting of Shareholders, proposals must be received by the Secretary of the Company no later than December 7, 2005.

If a shareholder desires to bring proper business before an annual meeting of shareholders which is not the subject of a proposal timely submitted for inclusion in the Company’s Proxy Statement and form of proxy as described above, the shareholder must follow procedures outlined in the Company’s By-Laws. Pursuant to the Company’s By-Laws, a shareholder may propose business to be considered at the annual meeting, provided that the shareholder (a) is a shareholder of record at the time of giving notice to the Company of the proposal and is entitled to vote at the annual meeting where the proposal will be considered, and (b) complies with the notice procedures of Article I of the Company’s By-Laws. That Article provides that the proposing shareholder must deliver written notice of the proposal to the Company’s Secretary no later than 90 days preceding the first Tuesday of April of the meeting year, unless the Board of Directors establishes an earlier date than the first Tuesday of April for the annual meeting, in which case written notice of the proposal must be delivered not later than the close of business on the 10th day following the first public disclosure of the earlier date. The required notice must contain certain information, including information about the shareholder, as prescribed by the By-Laws.

Expenses of Solicitation

The cost of this proxy solicitation will be borne by the Company. Morrow & Co., 445 Park Avenue, New York, New York 10022, has been retained to assist in the solicitation of proxies and will receive a fee not to exceed $6,500 plus expenses. Proxies may also be solicited by directors, officers and employees of the Company at no additional cost. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock and will be reimbursed for their reasonable expenses incurred in forwarding such materials.

April 7, 2005

NOMINEES FOR BOARD OF DIRECTORS

THEODORE M. SOLSO

Mr. Solso was elected Chairman of the Board and Chief Executive Officer of the Company in 2000 after serving as its President since 1995, Chief Operating Officer since 1994 and Executive Vice President—Operations from 1992 through 1994. From 1988 to 1992 he was Vice President and General Manager—Engine Business after serving in various other executive positions with the Company. Mr. Solso received a B.A. from DePauw University in 1969 and an M.B.A. degree from Harvard University in 1971. He is a Director of Ball Corp., Inc., Irwin Financial Corporation, and Ashland Inc. and is a member of the boards of The Cummins Foundation, Central Indiana Corporate Partnership, and Heritage Fund of Bartholomew County in Columbus, Indiana. He is also a member of the Board of Trustees, DePauw University, a member of The Indiana Academy, a member of the Business Roundtable and The Business Council.

ROBERT J. DARNALL

Mr. Darnall is the retired Chairman and Chief Executive Officer of Inland Steel Industries. Inland was the parent company for Inland Steel Company and Ryerson Tull, Inc. Concluding his 36-year Inland career in late 1998, Mr. Darnall joined Ispat International N.V. as head of North American operations until early 2000. Ispat had acquired Inland Steel Company in July 1998. He served as Chairman of Prime Advantage Corporation for nearly two years until January 2002. He graduated from DePauw University in 1960 with a B.A. in Mathematics. He also earned a B.S. degree in Civil Engineering from Columbia University in 1962, after which he joined Inland. In 1973 he earned an M.B.A. from the University of Chicago. Mr. Darnall is a member of the Board of Directors of HSBC North America Holding Inc., Pactiv Corporation, Sunoco, Inc., and United States Steel Corporation. He is past Chairman of the Board of the American Iron and Steel Institute and the Federal Reserve Bank of Chicago. He also serves on the Board of Trustees of the Museum of Science and Industry, and Rush University Medical Center. He is past chairman and a current director of both the Glenwood School and Junior Achievement of Chicago.

JOHN M. DEUTCH

Mr. Deutch has been an Institute Professor at the Massachusetts Institute of Technology since 1990. He joined the MIT faculty in 1970 and served as Dean of Science from 1982 to 1985 and Provost from 1985 to 1990. Mr. Deutch received a B.A. in History and Economics from Amherst College in 1961; and a B.S. in Chemical Engineering in 1961 and Ph.D. in Physical Chemistry in 1965, both from MIT. While on leave from his current post at MIT, Mr. Deutch served as Director of Central Intelligence during 1995 and 1996. From 1994 through 1995 he was U.S. Deputy Secretary of Defense and also served as Undersecretary of Defense for Acquisition and Technology between 1993 and 1994. He was Director of Energy Research and Undersecretary of the U.S. Department of Energy during the Carter Administration. He is a Director of Citicorp, Raytheon Corporation, and Schlumberger, and is also a Trustee of Resources for the Future, the Urban Institute and an Overseer of the Museum of Fine Arts, Boston.

ALEXIS M. HERMAN

Ms. Herman is Chairman and Chief Executive Officer of New Ventures, Inc. She received a B.A. from Xavier University of Louisiana and currently serves on the University’s Board of Trustees. Additionally, Ms. Herman is the Chairwoman of The Coca-Cola Company’s Human Resources Task Force, Chair of Toyota’s Diversity Advisory Board, and a member of the Board of Directors of MGM/Mirage Inc., Presidential Life Insurance Corporation, and Entergy Corporation. She is also a Trustee of the National Urban League, George Meany National Labor College, and USA Football. From 1977 to 1981, Ms. Herman served in the Carter Administration as Director of the Women’s Bureau. From 1997 to 2001, Ms. Herman served as the U.S. Secretary of Labor.

WILLIAM I. MILLER

Mr. Miller is Chairman and CEO of Irwin Financial Corporation. Mr. Miller received a B.A. from Yale University in 1978 and an M.B.A. degree from Stanford University in 1981. He was President of Irwin Management Company, a family investment management company, from 1984 to 1990. Since September, 1990, he has been Chairman of Irwin Financial Corporation, a publicly traded diversified financial services company, of which he has been a Director since 1985. Mr. Miller continues to serve as Chairman of the Board and a Director of Irwin Management Company and as Chairman of the Board of Tipton Lakes Company (a real estate development firm). Mr. Miller is a Director of Tennant Company (a manufacturer of floor cleaning equipment), a Director of the New Perspective Fund, Inc. and the New World Fund, Inc. and a Trustee of the EuroPacific Growth Fund (all three are mutual funds). Mr. Miller also is a Trustee of The Taft School, Watertown, CT, The National Building Museum, Washington, D.C., and The John D. and Catherine T. MacArthur Foundation, Chicago, IL.

GEORGIA R. NELSON

Ms. Nelson has been President of Midwest Generation EME, LLC since 1999 and General Manager of Edison Mission Energy-Americas since 2002. Both companies are subsidiaries of Edison Mission Energy. She also has responsibility for other Edison Mission affiliates. From 1995 to 1999 she was Edison Mission’s Senior Vice President, Worldwide Operations. Previously, Ms. Nelson spent more than 25 years with Southern California Edison, where she was also a senior executive. Ms. Nelson holds an MBA from the University of Southern California and a B.S. from Pepperdine University. She serves as a Director of Tower Automotive, Inc. She has been appointed by the Secretaries of Energy in the last two administrations, to the Executive Committee of the National Coal Council. She is a Trustee of the Peggy Notebaert Nature Museum.

CARL WARE

Mr. Ware retired from The Coca-Cola Company in 2003 as Executive Vice President, Public Affairs and Administration following a 28 year career holding positions of increasing responsibility. From 1993 to 2000, Mr. Ware served as President of Coke’s Africa Group. Prior to joining The Coca-Cola Company, he was Director of Housing for the Urban League of Pittsburgh. From 1970 to 1973, he served the Atlanta Housing Authority as Director of Family and Community Services and Deputy Director of Urban Redevelopment. In 1973, he was elected to the Atlanta City Council and served as its President from 1976 to 1979. Mr. Ware holds a bachelor’s degree from Clark College (Clark Atlanta University) and a master’s degree in Public Administration from the University of Pittsburgh. He serves as a Director of ChevronTexaco, Georgia Power Co., Coca-Cola Bottler’s Consolidated, PGA Tour Golf Course Properties, and the Atlanta Falcons.

J. LAWRENCE WILSON

Mr. Wilson is the retired Chairman and Chief Executive Officer of Rohm and Haas Company. Mr. Wilson received a bachelor’s degree in mechanical engineering from Vanderbilt University in 1958 and an M.B.A. from Harvard University in 1963. He served as an officer in the U.S. Navy from 1958 to 1961. Mr. Wilson joined Rohm and Haas Company in 1965 as an operations research analyst. He held positions as President of a medical products subsidiary, Director of the European region, Treasurer and Chief Financial Officer, Business Director for the Industrial Chemicals Group, Group Vice President in charge of Administration and Finance and Vice Chairman. Mr. Wilson was a Director of Rohm and Haas Company from 1977 to 1999 and served as Chairman and Chief Executive Officer from 1988 to 1999. Mr. Wilson is a member of the board of Vanderbilt University, The Vanguard Group, MeadWestvaco Corporation and AmerisourceBergen Corporation. He is past Chairman of the Board of the Philadelphia Academies, Inc. and The Chemical Manufacturers Association.

APPENDIX A

AUDIT COMMITTEE POLICY

PRE-APPROVAL OF AUDIT

AND

NON-AUDIT SERVICES

Objective:

To ensure that all audit and non-audit services provided by the Company’s principal independent accountant are approved in advance by the Audit Committee of the Board of Directors and that any and all such services are consistent with current laws and regulations.

Background:

The Sarbanes-Oxley Act of 2002 and rules of the Securities and Exchange Commission prohibit the Company’s independent accountant from providing certain types of non-audit services to the Company.  They also require that all audit, review or attest engagements required under the securities laws and permitted non-audit services provided to the Company by its independent accountant be pre-approved by the Audit Committee or one of its members to whom the Audit Committee has delegated authority.

Prohibited Non-Audit Services:

The Company’s independent accountant may not be hired to perform any of the following services:

   1.  Bookkeeping or other services related to the accounting records or financial statements of the company;

   2.  Financial information systems design and implementation;

   3.  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

   4.  Actuarial services;

   5.  Internal audit outsourcing services;

   6.  Management functions;

   7.  Human resources;

   8.  Broker-dealer, investment advisor, or investment banking services;

   9.  Legal services;

10.  Expert services unrelated to the audit; and

11.  Any other service that the Public Company Accounting Oversight Board (PCAOB) determines, by regulation, is impermissible.

Permitted Audit and Non-Audit Services:

In considering whether to approve non-audit services to be provided by the Company’s independent accountant, the Audit Committee must consider whether the provision of the service would adversely affect the independence of the independent accountant. Specifically, the Audit Committee must consider whether the provision of the service would (a) place the accountant in the position of auditing his or her own work; (b) result in the accountant acting as management or an employee of the company; or (c) place the accountant in the position of being an advocate for the company.  Any proposed non-audit service that the Audit Committee determines would adversely affect the independence of the independent accountant shall not be approved.

Examples of permitted audit and non-audit services that may be provided to the company by its independent accountant, if approved in advance by the Audit Committee, include the following:

   1.      Services in connection with the annual audit of the consolidated financial statements;

   2.      Services in connection with reviews of unaudited consolidated quarterly financial statements prior to the filing of Forms 10-Q;

   3.      Consultation on financial accounting and reporting standards;

   4.      Services related to the issuance of comfort letters;

   5.      Services in connection with registration statements and other SEC filings;

   6.      Consultation on accounting for proposed transactions;

   7.      Preparation of tax returns and tax consulting;

   8.      Statutory audits;

   9.      Services in connection with employee benefit plan audits;

10.      Due diligence related to mergers and acquisitions; and

11.      Internal control reviews.

The above is not a comprehensive list and it may change as the rules of the PCAOB are released. For this reason and because all audit services and permitted non-audit services require pre-approval by the Audit Committee, the Company’s independent accountant may not be engaged without prior communication with the Company’s Corporate Controller and Executive Director of Business Analysis and Audit, who will arrange to obtain Audit Committee pre-approval.

Audit Committee Pre-Approval:

The Company’s Audit Committee is solely responsible for pre-approving all audit and non-audit services provided to the company. The Audit Committee has delegated to its Chairman authority to pre-approve audit and permitted non-audit services to be provided by the Company’s independent accountant, provided that such services are permissible under these policies and procedures and do not exceed $100,000 in the aggregate. Decisions of the Chairman must be reported to the full Audit Committee at its next scheduled meeting, and should be documented in the form attached hereto as Exhibit A, or an engagement letter that captures the same content.

To the extent that a service can be forecasted in advance, approval may be given via the engagement letter or the annual budgeting process.  However, it is important to note that the budget will need to be complete and descriptive as to the service. A general line item in the budget for an item such as tax service will not suffice.  A detailed description of the scope of the proposed service, location involved and other content required by Exhibit A are minimum requirements for an item to be approved.

With respect to a needed service that is identified after the budget is prepared and approved, complete details must be promptly forwarded to the Corporate Controller and the Executive Director of Business Analysis and Audit who will arrange to obtain Audit Committee approval either at the next meeting of the Audit Committee, or from the Chairman of the Audit Committee pursuant to delegated authority.

Spending Overruns and DeMinimis Exception to Pre-Approval Requirement:

The Sarbanes-Oxley Act of 2002 and SEC rules provide only a de minimis exception to the requirement for pre-approval of permitted non-audit services; thus, it is imperative that once a budgeted or unbudgeted item is approved, actual spending is monitored and projected overruns are brought to the attention of  the Corporate Controller and the Executive Director of Business Analysis and Audit before unauthorized spending occurs. Once informed, the Corporate Controller and the Executive Director of Business Analysis and Audit will take the steps necessary to obtain Audit Committee approval.

Reporting Requirements:

Finance personnel must submit the following reports on audit and non-audit service spending to the Corporate Controller and the Executive Director of Business Analysis and Audit. These reports can be utilized for obtaining Audit Committee approvals.

Budget of Audit and Non-Audit Services for Forthcoming Year (Exhibit B):

This report is due to the Corporate Controller and the Executive Director of Business Analysis and Audit as part of preparing each year’s operating plan. The report should detail actual spending for the prior year, a comparison of current estimated spending versus the budget for the current year and a budget estimate for the next year. The report should also include commentary on significant current year variances versus budget and a rationale for significant next year budgeted items. The proposed budget for audit and non-audit services from the outside auditor will be submitted to the Audit Committee when the operating plan is submitted to the Board of Directors. Twice yearly, the company will provide an interim budget report to the Audit Committee highlighting actual and expected spending.

Interim Reporting of Current Year Audit and Non-Audit Services Spending (Exhibit C):

This interim report is due twice each year. It is an interim view of actual and anticipated spending by service versus the current year budget. For comparison purposes, prior year actual spending is also included. In addition, additional requested services—not yet pre-approved—should be included so that appropriate approvals can be obtained.

Exhibit A

Form for Chairman Pre-Approval of Outside Auditor Services

Purpose

This form should be completed to document pre-approval of any audit and permissible non-audit services from the Company’s independent auditors by the Chairman of the Audit Committee in accordance with the Company’s Policies and Procedures for Pre-Approval of Audit and Non-Audit Services. This form is also applicable to the Company’s subsidiaries.

Policy for Pre-Approval

As permitted by the Sarbanes-Oxley Act of 2002, the Audit Committee has delegated authority to its Chairman to pre-approve audit and permissible non-audit services.  Any decision made by the Chairman will be reported at each of the Audit Committee scheduled meetings.

Description of Requested Services

(Description should be in sufficient detail to illustrate that the service is permissible under the Sarbanes-Oxley Act of 2002. Minimum items to include are primary company and outside auditor contacts, timing of service, location of service, objective/deliverable of service, and an explanation of why proposed service will not adversely affect independence of auditor (i.e., why permissible service.)

Approved Fee Amount

Approved by:

XXXXXX XX XXXXXXX	Date
Audit Committee Chairman

*                    To obtain approval, forward a description of requested services and expected fee requirements to the Corporate Controller and the Executive Director-Business Analysis and Audit for submission to the Audit Committee for approval.

Exhibit B

Budget of Audit and Non-Audit Services for the Forthcoming Year

(dollars in thousands)

Division/Entity Name:

Prior Year	Current Year		Next Year
Actual	Budget	Full Year Estimate	Budget

Description of Service:

Note: List all audit and permitted non-audit services with full detail including nature of work, location, timing, and a best estimate of the cost.

Additional detail, if requested, should be provided in attached footnotes.

If there is a question about whether a service is within the list of permitted services outlined in the Company’s Policies and Procedures for Pre-Approval of Audit and Non-Audit Services, the Executive Director of Business Analysis and Audit is to be contacted for a determination.

Exhibit C

Interim Report of Current Year Audit and Non-Audit Services Spending

(dollars in thousands)

Division/Entity Name:

Prior Year	Current Year
Actual	Budget	Full Year Estimate

Description of Service:

Note: List all audit and permitted non-audit services with full detail including nature of work, location, timing, and a best estimate of the cost.

Additional detail, if requested, should be provided in attached footnotes.

If there is a question about whether a service is within the list of permitted services outlined in the Company’s Policies and Procedures for Pre-Approval of Audit and Non-Audit Services, the Executive Director of Business Analysis and Audit is to be contacted for a determination.

CUMMINS ANNUAL SHAREHOLDER MEETING

May 10, 2005—11:00 A.M. (E.S.T)

CUMMINS TECHNICAL CENTER

1900 McKINLEY AVENUE

Taylorsville Interchange
LOCATION OF ANNUAL MEETING
U.S. 31
COLUMBUS
Indianapolis 38 Mi.
U.S. 11
Washington St.
25th.
Central Ave.
Taylor Rd.
Route 46
Greensburg 26 Mi.
Interstate
I-65
11th.
10th.
7th.
Marr Road
Route 46
3rd.
2nd.
McKinley
Indiana Ave.
U.S. 31
N
Gladstone
U.S. 11
Seymour 17 Mi.
Louisville 84 Mi.
Route 7
N. Vernon 17 Mi.

Partners with our environment.
Printed on recycled paper with soy-based ink.

CUMMINS INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 10, 2005

11:00 a.m. Eastern Standard Time

(Note: Daylight Savings Time is not

observed locally)

CUMMINS TECHNICAL CENTER

1900 McKinley Avenue

Columbus, Indiana

If you consented to access your proxy information electronically, you may view it by going to Cummins Inc.’s website. You can get there by typing in the following address: http://www.cummins.com.

If you would like to access the proxy materials electronically next year go to the following Consent site address:

http://www.econsent.com/cummins/cmi.

Cummins Inc. 500 Jackson Street, Columbus, IN 47201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 10, 2005.

If no choice is specified, the proxy will be voted ‘‘FOR’’ Items 1 and 2 and ‘‘AGAINST’’ Item 3.

By signing the proxy, you revoke all prior proxies and appoint J. Lawrence Wilson and William I. Miller, and each of them acting in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•            Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 9, 2005.

•            Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/cmi/ — QUICK *** EASY *** IMMEDIATE

•            Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on May 9, 2005.

•            Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Cummins Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2 and AGAINST Item 3.

1. Election of directors:	01 Robert J. Darnall	05 Georgia R. Nelson	☐	Vote FOR	☐	Vote WITHHELD
	02 John M. Deutch	06 Theodore M. Solso		all nominees		from all nominees
	03 Alexis M. Herman	07 Carl Ware		(except as marked)
	04 William I. Miller	08 J. Lawrence Wilson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors for the year 2005.	☐ For	☐ Against	☐ Abstain

3. Proposal regarding business practices in the People’s Republic of China.	☐ For	☐ Against	☐ Abstain

4.   To transact any other business that may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 and AGAINST ITEM 3 .

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.